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                    March 14, 2022

       William Carroll
       Senior Vice President - Controller
       DELTA AIR LINES, INC.
       Post Office Box 20706
       Atlanta, Georgia 30320-6001

                                                        Re: DELTA AIR LINES,
INC.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed February 11,
2022
                                                            File No. 001-05424

       Dear Mr. Carroll:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation